Contact: Julia McCartney, 714.667.8252, ext. 230

julia.mccartney@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires Medical Portfolio 2

SANTA ANA, Calif. (July 3, 2008) – Grubb & Ellis Healthcare REIT, Inc. today announced the acquisition of Medical Portfolio 2. The portfolio consists of three medical buildings in Missouri: 5551 Winghaven, 969 North Mason St. and 909 North 14th St., as well as two in Texas: 180 Bear Creek Parkway and 1722 9th Street.

“Medical Portfolio 2 provides further geographic diversification and financial strength to the Grubb & Ellis Healthcare REIT portfolio,” said Danny Prosky, Executive Vice President of Acquisitions for Grubb & Ellis Healthcare REIT.  “Each property is leased to strong tenants, which is an excellent quality when acquiring any asset for investment purposes.”

5551 Winghaven in O’Fallon, Mo., is a Class A medical office building consisting of approximately 61,000 square feet of gross leaseable area situated on approximately 4.8 acres of land. The property was built in 2001 and is located just off the US Highway 40 and 61 exit, and is surrounded by various residential developments. In 2006, Money Magazine rated O’Fallon as one of the top 100 Best Places to Live in America.

Built in 1978, and renovated in 1996, 969 North Mason St. in St. Louis is a two-story medical building consisting of approximately 69,000 square feet of rentable area situated on approximately 5.6 acres of land. BJC HealthCare is the sole tenant of the building, and is one of the largest nonprofit healthcare organizations in the United States, primarily serving the Greater St. Louis, southern Illinois and mid-Missouri regions.

909 North 14th St. in St. Louis is a single story medical clinic consisting of approximately 6,200 square feet of gross leaseable area situated on approximately 2.4 acres. Built in 2001, the property is solely leased to BarnesCare Downtown, which is part of BarnesCare Occupational Health and Rehabilitation network that has five locations in the metro St. Louis area.

Built in 2006, 180 Bear Creek Parkway in Keller, Texas, is a single-story surgery center consisting of approximately 11,000 square feet of gross leaseable area. The property is easily accessible by Highway 377 and offers tenants and visitors 48 parking spaces. The building is solely leased to Lonestar Endoscopy, a leading endoscopy practice.

1722 9th Street is a two-story neurosurgery and imagery building consisting of approximately 25,000 square feet of gross leaseable area on approximately 2.1 acres of land. Constructed in 1957, renovated in 1989 and expanded in 2003, the property offers easy access to Highway 287 and Interstate 44. The property is fully equipped to accommodate a wide range of neurodiagnostic studies such as EEG, evoked potentials, EMG, sleep disorder studies and diagnostic ultrasound. The building is solely leased to North Texas Neurology Associates, the only neurosurgical group in the region.

Medical Portfolio 2 was acquired from affiliated entities of The Cirrus Group, LLC, represented by James Moloney of Cain Brothers & Company, LLC. Grubb & Ellis Healthcare REIT financed this acquisition through the assumption of a loan originated by Bank of America, N.A., a loan provided by Wachovia Financial Services, Inc., and cash on hand.

As of June 20, 2008, Grubb & Ellis Healthcare REIT has sold approximately 37.4 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $374 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent per annum and, as of June 30, 2008, has made 36 geographically diverse acquisitions for a total of 109 buildings valued at approximately $790 million, based on purchase price.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of March 31, 2008, more than $3.4 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the diversity and financial strength that the property adds to the Grubb & Ellis Healthcare REIT portfolio. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties regarding changes in the healthcare industry; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the local economy and demand for healthcare related services in Texas and Missouri; the strengths and financial condition of 969 North Mason Street, 909 North 14th Street, 5551 Winghaven, 180 Bear Creek Parkway and 1722 9th Street and their tenants; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.